Exhibit 99.1

Atlas Financial Holdings Receives Nasdaq Notice of Additional Delinquency

Chicago, Illinois (June 15, 2020) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) (“Atlas” or the “Company”) today announced that it received a delinquency notification letter from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) on June 9, 2020 due to the Company’s non-compliance with Nasdaq Listing Rule 5250(c)(1) as a result of the Company’s failure to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Form 10-K”).

As previously disclosed, the Company is currently in violation of additional Nasdaq Listing Rules due to its failure to hold an annual general meeting of shareholders during 2019 and the failure to regain compliance with the minimum bid price requirement. The Company has timely updated the Nasdaq Hearings Panel with respect to its compliance plan as requested by the Staff.

The Company is currently targeting filing of the Form 10-K on or about July 15, 2020, which the Company believes will allow the Company to hold its annual general meeting of shareholders (the “Annual Meeting”) on or about August 17, 2020. At the Annual Meeting, to the extent the closing bid price of the Company’s common shares remains below $1 per share, the Company intends to seek approval of a reverse stock split to regain compliance with the minimum bid price requirement. However, there can be no assurance that the Company will be able to regain compliance with the minimum bid price requirement or maintain compliance with the other Nasdaq listing requirements. Once determined, the Company will publicly disclose the date of the Annual Meeting in accordance with Securities and Exchange Commission requirements.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency para-transit, limousine/livery (including full-time transportation network company drivers) and business auto. For more information about Atlas, please visit www.atlas-fin.com

Forward-Looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate,” “expect,” “believe,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2018 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                    Investor Relations
Atlas Financial Holdings, Inc.                The Equity Group Inc.
Scott Wollney, CEO                    Adam Prior, Senior Vice President
847-700-8600                        212-836-9606
swollney@atlas-fin.com                    aprior@equityny.com
www.atlas-fin.com                     www.theequitygroup.com